EXHIBIT 21.1



                          FRED'S, INC.

                   SUBSIDIARIES OF REGISTRANT


Fred's, Inc. has the following subsidiaries, all of which are 100% owned:

     Fred's Stores of Tennessee, Inc.
     Fred's Capital Management Company
     Fred's Real Estate and Equipment Management Corporation